CERTIFICATE OF DESIGNATION

                                       of

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       of

                                DUNE ENERGY, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                      ------------------------------------

            Dune Energy, Inc., a Delaware corporation (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board") as required by Section 151 of the Delaware General Corporation Law (the "DGCL") by unanimous written consent dated March 26, 2004:

            RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board hereby creates a series of Preferred Stock, par value $.001 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

            Series A Convertible Preferred Stock:

            Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares constituting the Series A Preferred Stock shall be 650,000 and the stated value shall be ninety cents ($0.90) per share (the "Stated Value"). Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding.

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            Section 2. Rank.

                  (a) The Series A Preferred Stock shall rank: (i) prior to all of the Corporation's common stock, par value $.001 per share (the "Common Stock") and (ii) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"), as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not authorize or issue shares of any other class or series of stock ranking prior to the Series A Preferred Stock ("Senior Securities") or any shares of any other class or series of stock ranking pari passu with the Series A Preferred Stock ("Parity Securities"), as to the distribution of assets of the Corporation on any liquidation, dissolution or winding-up of the Corporation without first obtaining the consent or approval of the holders of a majority of the outstanding shares of Series A Preferred Stock.

                  (b) The Series A Preferred Stock shall rank prior to the Corporation's Common Stock as to the payment of any dividends, if any. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not authorize or issue shares of any other class or series ranking prior to the Series A Preferred Stock ("Dividend Senior Securities") as to the payment of any dividends, without first obtaining the consent or approval of the holders of a majority of the outstanding shares of Series A Preferred Stock.

            Section 3. Dividends and Distributions.

                  (a) The holders of Series A Preferred Stock shall be entitled to receive, for each share of Series A Stock held by them (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares), out of funds legally available therefor, dividends payable when and if declared by the Board of Directors, in preference and priority to the payment of dividends on any shares of Common Stock. The dividends payable to the holders of the Series A Preferred Stock, if any, shall not be cumulative, and no right shall accrue to the holders of the Series A Preferred Stock by reason of the fact that dividends on the Series A Preferred Stock are not declared or paid in any previous fiscal year of the Corporation, whether or not the earnings of the Corporation in that previous fiscal year were sufficient to pay such dividends in whole or in part.

                  (b) So long as any shares of the Series A Preferred Stock are outstanding, no Parity Securities or Junior Securities shall be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Corporation or any subsidiary), for any consideration (nor shall any moneys be paid to or made available for a sinking

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fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless in each case the consent or approval of the holders of a majority of the outstanding shares of Series A Preferred Stock shall have been obtained.

            Section 4. Voting Rights.

                  (a) In addition to the voting rights provided by the DGCL to the holders of the Series A Preferred Stock as a class, if any, the holders of the Series A Preferred Stock shall have the voting rights set forth in this
Section 4. To the extent that under the DGCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. Except as otherwise required by law or as provided herein, in all cases where a vote of the holders of the Common Stock is to be taken, the Series A Preferred Stock shall vote together with the Common Stock, as a single class, at any annual or special meeting of stockholders of the Corporation, or shall act by written consent together with the Common Stock, in each case, upon the following basis: each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible on the record date for such meeting or the record date or effective date, as the case may be, for such written consent. Holders of the Series A Preferred Stock shall be entitled to notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the DGCL.

                  (b) (i) So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of a majority of the then outstanding shares of Series A Preferred Stock:

            1. alter or change the rights, preferences or privileges of the Series A Preferred Stock;

            2. authorize or issue shares of any class or series of stock having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of the Series A Preferred Stock;

            3. increase the authorized number of shares of Series A Preferred Stock;

            4. reclassify any shares of capital stock of this Corporation into shares having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any preference or priority of the Series A Preferred Stock;

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            5.    declare or pay dividends on or make any distributions with respect to the Corporation's Common Stock; or

            6. amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series A Preferred Stock;

            (ii) In the event holders of a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (i) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders"), and the Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as such right existed prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

            Section 5. Conversion.

                  (a) Conversion at Option of Holder. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time or from time to time, into that number of shares of Common Stock equal to the Stated Value divided by the Conversion Price (hereinafter defined), plus any declared but unpaid dividends (payable in cash or Common Stock, as determined pursuant to Section 3). "Conversion Price" means, with respect to each share of Series A Preferred Stock, initially $0.45, as adjusted pursuant to the terms hereof. A holder may elect to convert his shares of Series A Preferred Stock into shares of Common Stock by giving written notice thereof to the Corporation, which notice shall include the name or names in which the certificate or certificates representing the shares of Common Stock are to be issued, and surrendering for such purpose to the Corporation, at its principal office or any other location where the Corporation shall maintain a transfer agent for such stock, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. At the time of such conversion, the Persons in whose names the certificates representing the shares of Common Stock are to be issued upon such conversion shall be deemed to be the holders of record of such shares of Common Stock, notwithstanding that the stock register of the Corporation shall then be closed or that the certificates representing such shares of Common Stock shall not then be actually delivered to such Persons.

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                  (b) Automatic Conversion. Upon the occurrence of any the
following events, each outstanding share of Series A Preferred Stock shall automatically be converted into Common Stock, with no further action required to be taken by the Corporation or the holder thereof:

                        (i) the vote of the holders of a majority of the of the then outstanding shares of Series A Preferred Stock;

                        (ii) the Corporation closes an underwritten public offering of its common stock pursuant to a registration statement under the Securities Act, with aggregate gross proceeds to the Corporation of at least $1,000,000 at a public offering price of at least two times the aggregate purchase price paid for the Series A Preferred Stock.

                        (iii) written notice from the Corporation stating that the Corporation has entered into a definitive agreement with a third party pursuant to which the Corporation, at the closing of such transaction, will receive an investment from said third party in excess of $10 million, and that such third party requires that as a pre-condition to making such investment, that all Series A Preferred Stock be converted into Common Stock immediately prior to the closing of the transaction with said third party.

                  Immediately thereafter, each holder of Series A Preferred Stock shall be deemed to be the holder of record of the number of shares of Common Stock issuable upon conversion of such holder's Series A Preferred Stock, notwithstanding that the stock register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such holder. In the case of automatic conversion pursuant to clause
(i) the Corporation shall give not less than 30 days' prior written notice of such conversion to each holder, which notice shall include the expected date of such automatic conversion, and each holder shall surrender to the Corporation at least three (3) days prior to such date all certificates representing such holder's shares of Series A Preferred Stock, duly endorsed in blank or accompanied by proper instruments of transfer. In the case of automatic conversion pursuant to clause (ii), the Corporation shall give prompt and, if practicable prior, written notice of such conversion to each holder, advising each holder to surrender the certificate representing such holder's shares of Series A Preferred Stock, duly endorsed in blank or accompanied by proper instruments of transfer. On the date of automatic conversion, all rights with respect to the shares of Series A Preferred Stock so converted will terminate, except only the rights of the holders thereof to receive certificates representing the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted and payment of declared but unpaid dividends, if any, thereon, and the rights to which such holders are entitled as holders of Common Stock.

                  Not later than three (3) Business Days after the conversion of any Series A Preferred Stock, the Corporation will deliver to each holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock. The Corporation shall not be obligated to issue certificates evidencing the shares

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of Common Stock issuable upon conversion of any shares of Series A Preferred
Stock until Series A Preferred Stock certificates are either delivered for conversion to the Corporation, or the holder of such Series A Preferred Stock notifies the Corporation that such certificates have been lost, stolen or destroyed.

                  (c) Adjustments to Conversion Price. The number of shares of Common Stock due upon conversion of Series A Preferred Stock shall be equal to the number of shares of Series A Preferred Stock to be converted, multiplied by a fraction, the numerator of which is the Stated Value and the denominator of which is the then applicable Conversion Price. In the event of an automatic conversion pursuant to Section 5(b)(iii) above, the number of shares of Common Stock due upon conversion of Series A Preferred Stock shall be equal 1.1 times (1.1X) the number of shares of Series A Preferred Stock to be converted, multiplied by by a fraction, the numerator of which is the Stated Value and the denominator of which is the then applicable Conversion Price.

                        (i) (A) If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for below) then, concurrently with the effectiveness of such reorganization or recapitalization, the securities issuable upon conversion of the Series A Preferred Stock shall be adjusted such that the Series A Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise be entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of such class or classes that would have been issued to the Holders had they converted all their shares of Series A Preferred Stock immediately prior to such change and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Series A Preferred Stock. The Conversion Price upon such conversion shall be the Conversion Price that would otherwise be in effect pursuant to the terms hereof.

                              (B) If the Corporation at any time or from time to
time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distributions payable in securities of the Corporation other than shares of Common Stock and as otherwise adjusted in this
Section 5, then and in such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereon, the amount of securities of the Corporation that they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred.

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                        (ii) If the Corporation shall merge, consolidate or
otherwise combine with or into another entity and, upon consummation thereof, the holders of the voting capital stock of the Corporation before the transaction shall own more than fifty (50%) percent of the voting capital stock of the surviving Person or the transaction shall have been approved by the holders of a majority of the Series A Preferred Stock outstanding prior to the consummation thereof, unless otherwise provided specifically in the agreement or plan of merger or consolidation, the Series A Preferred Stock shall automatically become convertible into the same kind and number of shares of stock and other securities, cash or property (and upon the same terms and with the same rights) as would have been received by a holder of the number of shares of Common Stock into which such Series A Preferred Stock could have been converted immediately prior to such merger, consolidation or business combination, without change to the Conversion Price. Notwithstanding anything herein to the contrary, the Corporation will not effect any such merger, consolidation unless prior to consummation thereof, the Person that may be required to deliver stock, securities or other assets upon the conversion of the Series A Preferred Stock shall agree by an instrument in writing to deliver such stock, cash, securities or other assets to the holders of the Series A Preferred Stock.

                        (iii) In case the Corporation at any time or from time to time after the date hereof shall (i) declare or pay any dividend on the Common Stock payable in Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case, the Conversion Price shall be adjusted to that price determined by multiplying the Conversion Price in effect by a fraction (x) the numerator of which shall be the number of issued and outstanding shares of Common Stock immediately before such dividend, distribution, subdivision, combination or reclassification and (y) the denominator of which shall be the total number of issued and outstanding shares of Common Stock immediately after such dividend, distribution, subdivision or reclassification.

                        (iv) No adjustment shall be made to the Conversion Price upon (i) the issuance of capital stock to employees, consultants officers or directors of the Corporation pursuant to employee stock purchase plans or agreements approved by the Board, (ii) the grant of options to employees, consultants officers or directors of the Corporation pursuant to employee stock option plans or agreements approved by the Board or the exercise thereof, (iii) the issuance of securities in connection with acquisitions by the Corporation,
(iv) the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board, (v) the issuance of securities in a public offering or in a private offering which results in a change of control of the Corporation, (vi) the issuance of shares of Common Stock upon conversion of the

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Series A Preferred Stock or (vii) the issuance of securities upon the exercise or conversion of currently outstanding options, warrants, notes or other rights to acquire securities of the Corporation.

                  (d) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Series A Preferred Stock, not less than such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of the Series A Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall be, upon issue, duly and validly authorized, issued and fully paid and nonassessable.

                  (e) Upon a conversion hereunder, the Corporation shall not be required to issue fractional shares of Common Stock or scrip representing fractional shares of Common Stock. In lieu thereof, the Corporation may, if otherwise permitted, make a cash payment in respect of any fractional share based on the Fair Market Value at such time. No cash payment of less than $1.00 shall be required to be given unless specifically requested by the holder. If the Corporation elects not, or is unable, to make such a cash payment, the holder of a share of Series A Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (f) The issuance of certificates for shares of Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

                  (g) Shares of Series A Preferred Stock converted into Common Stock shall be canceled. The Corporation may not reissue any shares of Series A Preferred Stock.

                  (h) Any and all notices or other communications or deliveries to be provided by the holders of the Series A Preferred Stock hereunder, shall be in writing and delivered personally, by facsimile, by electronic mail or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Corporation at the facsimile telephone number, electronic mail address or postal address of the principal place of business of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by electronic mail or sent by a nationally recognized overnight courier service, addressed to each holder of Series A

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Preferred Stock at the facsimile telephone number, electronic mail address or postal address of such holder appearing on the books of the Corporation, or if no such facsimile telephone number, electronic mail address or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via confirmed facsimile at the facsimile telephone number or via confirmed (by acceptable protocol) electronic mail at the electronic mail address, each as specified in this Section prior to 8:00 p.m. (Eastern Standard
Time), (ii) the date after the date of transmission, if such notice or communication is delivered via confirmed facsimile at the facsimile telephone number or via confirmed (by acceptable protocol) electronic mail at the electronic mail address, each as specified in this Section later than 8:00 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

            Section 6. Liquidation, Dissolution or Winding Up.

                  (a) If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series A Preferred Stock, subject to this Section 6, shall have received the Liquidation Preference (as defined in Section 6(c)) with respect to each share (as adjusted for combinations, consolidations, subdivisions, or stock splits and the like with respect to such shares). If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

                  (b) The (i) sale, conveyance or disposition of all or substantially all of the assets of the Corporation or (ii) merger, consolidation or other business combination of the Corporation with or into another entity, wherein the holders of the voting capital stock of the Corporation before the transaction shall own fifty (50%) percent or less of the voting capital stock of the surviving Person, shall be deemed a liquidation, dissolution or winding up of the Corporation, except that a transaction or transactions described in clauses (i) and (ii) shall not be deemed a dissolution, liquidation or winding up of the Corporation if approved by the holders of majority of the outstanding shares of Series A Preferred Stock.

                  (c) For purposes hereof, the "Liquidation Preference" with respect to a share of the Series A Preferred Stock (as adjusted for combinations, consolidations, subdivisions, or stock splits and the like with respect to such shares) shall mean an amount equal to the sum of (i) the Stated Value thereof, plus (ii) any declared and unpaid dividends.

                  (e) Nothing hereinabove set forth shall affect in any way the right of each holder of Series A Preferred Stock to convert such shares at any time and from time to time into Common Stock in accordance with Section 5 hereof.

            Section 7. Redemption. The Corporation may at any time, upon written notice (the "Redemption Notice") to the holder thereof, seek to redeem the Series A Preferred Stock, at a price per share equal to 110% of the Stated Value. Upon receipt of the Redemption Notice, the holder of Series A Preferred shall have ten (10) business days to notify the Corporation whether such holder accepts the Corporation's offer to redeem the Series A Preferred Stock. If the holder accepts the Corporation's offer to redeem such holder's Series A Preferred Stock, then the Corporation shall deliver full payment therefore to the holder within ten (10) business days. If the holder shall either (i) decline to accept the Corporation's redemption offer or (ii) not respond to the Redemption Notice within ten (10) business days, then the Corporation shall have the right to demand conversion of such holder's Series A Preferred Stock in accordance with Section 5 hereof.

            Section 8. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class.

            Section 9. "Piggy-back" Registration Rights. If at any time after the date hereof and expiring five (5) years thereafter, the Corporation proposes to register any of its securities under the Securities Act of 1933 (other than in connection with an initial public offering or in connection with a Form S-8), then the Corporation shall afford the holder the opportunity to include for sale in such registration statement, shares of Common Stock acquired by the holder upon the conversion of Series A Preferred Stock, provided however, that if the Corporation's underwriter shall advise the Corporation in writing that in its opinion the number of shares to be included in such registration is too large, then the Corporation will include only such number of shares of Common Stock as such underwriter shall so advise.

            IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Corporation by a duly authorized officer as of the 5th day of April 2004.

                                                Dune Energy, Inc.


                                                By: /s/ Alan Gaines
                                                    ----------------------------
                                                    Name:  Alan Gaines
                                                    Title: Chairman, CEO